As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-277853

Registration No. 333-270451

Registration No. 333-263969

Registration No. 333-260398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-277853

Post-Effective Amendment No. 1 to Registration Statement No. 333-270451

Post-Effective Amendment No. 1 to Registration Statement No. 333-263969

Post-Effective Amendment No. 1 to Registration Statement No. 333-260398

Under

The Securities Act of 1933

ENFUSION, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1268462
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

c/o Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, ID 83702

(Address of Principal Executive Offices)

2021 Stock Option and Incentive Plan

2021 Employee Stock Purchase Plan

(Full Title of the Plans)

Alphonse Valbrune
Chief Legal Officer
777 W. Main Street
Suite 900
Boise, ID 83702
(208) 433-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C. Ross M. Leff, P.C. Christie W.S. Mok Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by Enfusion, Inc., a Delaware corporation (the “Registrant” or “Enfusion”), remove from registration all securities that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (Registration No. 333-277853), filed by the Registrant with the Commission on March 12, 2024, pertaining to the registration of the securities described in the Registration Statement;

•	Registration Statement on Form S-8 (Registration No. 333-270451), filed by the Registrant with the Commission on March 10, 2023, pertaining to the registration of the securities described in the Registration Statement;

•	Registration Statement on Form S-8 (Registration No. 333-263969), filed by the Registrant with the Commission on March 30, 2022, pertaining to the registration of the securities described in the Registration Statement; and

•	Registration Statement on Form S-8 (Registration No. 333-260398), filed by the Registrant with the Commission on October 21, 2021, pertaining to the registration of the securities described in the Registration Statement.

On April 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2025 (the “Merger Agreement”), by and among Clearwater Analytics Holdings, Inc., a Delaware corporation (“Clearwater”), Poseidon Acquirer, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Clearwater (“Acquirer”), Poseidon Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Clearwater (“Merger Sub”), Poseidon Merger Sub II, LLC, a Delaware limited liability company and an indirect subsidiary of Clearwater (“Merger Sub II”), Enfusion, , and Enfusion Ltd. LLC, a Delaware limited liability company and subsidiary of Enfusion (“Enfusion Operating Company”), (i) Merger Sub II merged with and into Enfusion Operating Company (the “LLC Merger”), with Enfusion Operating Company surviving the LLC Merger as a wholly-owned subsidiary of Clearwater; (ii) Merger Sub merged with and into Enfusion (the “Merger”), with Enfusion surviving the Merger as an indirectly wholly-owned subsidiary of Clearwater (the “Surviving Corporation”); and (iii) the Surviving Corporation merged with and into Acquirer (the “Second Merger”, and together with the Merger, the “Corporate Mergers”, and the Corporate Mergers together with the LLC Merger, the “Mergers”), with Acquirer surviving the Second Merger as a wholly-owned subsidiary of Clearwater.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all of securities of the Registrant registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Indiana, on April 21, 2025.

ENFUSION, INC.

By:	/s/ Alphonse Valbrune
Name:	Alphonse Valbrune
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.